EXHIBIT 1.07

FOR IMMEDIATE RELEASE

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Revises Estimate for, and Expects a 66 Percent

Increase in, Second Quarter 2010 Application Sales Compared to Q2 2009

SHANGHAI, ATLANTA, June 28, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services, today announced that, based on preliminary financial projections and estimates, the company expects application sales during the second quarter of 2010 to increase about 66 percent over the second quarter of 2009 compared to its previously announced estimated increase of 33 to 42 percent. CDC Software posted application sales of $7.8 million in the second quarter of 2009.

CDC Software has revised its estimates for second quarter application sales upward primarily due to continued increases in new logo sales for its on-premise solutions, strong cross-sales of the company’s products and expanded cloud sales as a result of acquisitions, investments and organic growth.

Application sales is comprised of license revenue plus new total contract value. New Total Contract Value (NTCV) is the contract dollar amount for the duration of the contracts for all new software-as-a-service (SaaS) contracts secured, including rental, as well as all renewal received by end of the quarter.

“We are pleased to revise upward our estimates for second quarter 2010 application sales,” said Bruce Cameron, president of CDC Software. “We have seen a significant increase in new logo organic sales in our Front Office and Plant Floor on-premise solutions, which is the best sales performance for these products since 2008. We expect that the second quarter of 2010 will be our best quarter ever in terms of cross-selling our products and we have also seen a 95 percent renewal rate in our SaaS solutions that includes a seven digit renewal and up-sell deal.

“As one of the leading hybrid cloud software companies that offers enterprise solutions with on-premise and cloud deployment options, we are very pleased that our new logo sales have improved over prior quarters and that we have seen organic growth in both on-premise as well as our cloud solution offerings. With this improved sales performance and our commitment to continuing the execution of our planned SaaS acquisitions, strategic investments and organic growth, we are on track to reaching our previously announced strategy of developing recurring revenue streams of close to 70 percent of total revenue over the next few years.”

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about Q2 2010 application sales, NTCV, license revenue and SaaS revenue as well as total recurring non-GAAP revenue, our beliefs regarding total contract value for new SaaS contracts secured in the second quarter of 2010, our beliefs and expectations regarding projected increases in the number of enterprise and SaaS deals in the second quarter of 2010 and our pipeline, our beliefs regarding cross-selling performance and SaaS renewal rates in Q2 2010, our beliefs regarding organic growth, future performance and our strategies, our strategy and goals with respect to recurring revenue streams and our expectations for total maintenance and SaaS revenues, our beliefs and plans regarding the completion of additional SaaS acquisitions and strategic investments and our progress with respect thereto, our beliefs regarding the potential amounts of recurring revenue we may achieve and the timelines for achieving our goals, our beliefs regarding certain trends we have noticed with respect to sales pipelines, our beliefs regarding our ability to continue our growth through organic and cross-sell sales, as well as synergistic acquisitions, our beliefs regarding new logo sales, our beliefs regarding momentum from our SaaS strategy and retention rates, our beliefs regarding cross-sell opportunities, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services, the positioning of the company’s and its partners’ solutions, as well as the success of any of our strategies; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the ability to complete and integrate any acquisitions we may undertake; (q) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on form 20-F for the year ended December 31, 2009, filed with the SEC on June 1, 2010, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. All estimates contained herein regarding Q2 2010 performance and other periods, are based upon preliminary financial projections, beliefs and estimates. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.